Filed Pursuant to Rule 424(b)(3)

Registration No. 333-180514

Prospectus

Dividend Reinvestment and Stock Purchase Plan

706,464 Shares of Common Stock, Par Value $.01 Per Share

This prospectus relates to our sale of shares of common stock, par value $.01 per share, to our shareholders under the First United Corporation Dividend Reinvestment and Stock Purchase Plan, as amended, which we refer to as the “Plan”. Under the Plan, you have the opportunity to reinvest the cash dividends paid on some or all of your shares of common stock in additional shares of common stock. You also have the opportunity to make optional cash investments, of not less than $50 per investment nor more than $100,000 per calendar quarter, to purchase additional shares of common stock. Certain transactions under the Plan are subject to fees and commission charges for which you will be responsible. Please see the discussion of “Costs” in the section of this prospectus entitled “DESCRIPTION OF THE PLAN” for further details regarding these fees and commission charges.

We have authorized the sale of up to 1,020,141 shares of common stock under the Plan since its inception. Of this number, 276,003 shares were sold by us pursuant to a previously-filed prospectus contained in a Registration Statement on Form S-3 (File No. 33-26248). Pursuant to Rule 429 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act”, this prospectus is a combined prospectus and relates to the 706,464 shares that remain available for sale and issuance under the Plan as of the date of this prospectus.

Shares of common stock purchased by you may, at our option, be newly issued shares, shares purchased in the open market, or shares purchased in negotiated transactions. If the Plan’s administrator, which we refer to as the “Administrator”, purchases newly issued shares for you, then the price for each share will be the “fair market value” of a share, which the Plan defines as the average of the high and low sales prices of common stock as quoted on The NASDAQ Stock Market for the 20 trading days immediately preceding the date of purchase. If the Administrator purchases shares from anyone other than us, then the Administrator may combine your funds with funds of other participants and batch purchase types (i.e., combine reinvested dividends in one batch and combine optional cash investments of each type in separate batches), and the price for each share will be the weighted average price per share paid by the Administrator for each investment batch of which your investments are a part (excluding trading expenses, which we will pay).

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FUNC”. As of April 15, 2026, the 20-day average of the high and low sales prices of the common stock was $37.13 per share. On April 15, 2026, the closing price of our common stock was $37.69 per share.

We will receive all of the net proceeds from sales of newly issued shares to you. We will not receive any proceeds from sales of shares that the Administrator buys from persons other than us.

Investing in our securities involves certain risks. See “RISK FACTORS” on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNITED CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550 and our telephone number is (888) 692-2654.

The date of this prospectus is April 15, 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about First United Corporation, the Plan, and the shares of common stock offered under the Plan. You should carefully read this prospectus, especially the section entitled “RISK FACTORS” on page 5, before making a decision to invest in the shares offered. You should also carefully read the additional information described under the headings “WHERE YOU CAN FIND MORE INFORMATION” on page 15 and “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” on page 16 before making a decision to invest in shares of common stock.

We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “First United”, “the Corporation”, “we”, “us”, “our” and similar terms refer to First United Corporation.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute forward-looking statements and are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words. You should be aware that those statements reflect only our predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	the effect of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies; and

•	the effect of fiscal and governmental policies of the United States federal government.

You should also consider carefully the section of this prospectus entitled “RISK FACTORS” on page 5, including the statements incorporated by reference into that section, and in the other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus and in prospectus supplements and other offering materials. The risks discussed in this prospectus and in the other documents referenced above are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. Therefore, you should read this entire prospectus carefully, including the section entitled “RISK FACTORS” that begins on page 5 and the other information, including our consolidated financial statements and the related notes, that is included or incorporated by reference in this prospectus, before deciding to purchase shares of our common stock.

About the Company

First United Corporation is a Maryland corporation chartered in 1985 and a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (together with Trust I, the “Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries - OakFirst Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company - and one subsidiary that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure - First OREO Trust, a Maryland statutory trust. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland and Mineral County, West Virginia.

The Bank operates 23 banking offices, one customer service center and 30 Automated Teller Machines in Allegany County, Frederick County, Garrett County, and Washington County in Maryland, and in Mineral County, Berkeley County and Monongalia County in West Virginia. The Bank is an independent community bank providing a complete range of retail and commercial banking services to businesses and individuals in its market areas. Services offered are essentially the same as those offered by the regional institutions that compete with the Bank and include checking, savings, money market deposit accounts, and certificates of deposit, business loans, personal loans, mortgage loans, lines of credit, and consumer-oriented retirement accounts including individual retirement accounts (“IRAs”) and employee benefit accounts. In addition, the Bank provides full brokerage services through a networking arrangement with Cetera Investment Services, LLC, a full-service broker-dealer. The Bank also provides safe deposit and night depository facilities, insurance products and trust services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits.

A detailed discussion of our business is contained in Item 1 of Part I of our Annual Reports on Form 10-K that we file with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” below for information on how to obtain a copy of our annual and other reports that we file with the SEC.

We and the Bank are extensively regulated under federal and state laws. The regulation of bank holding companies and banks is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of security holders. For a discussion of the material elements of the extensive regulatory framework applicable to us, please refer to Item 1 of Part I of our Annual Reports on Form 10-K that we file with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated herein by reference.

At December 31, 2025, we had total assets of $2.1 billion, net loans of $1.5 billion, and deposits of $1.7 billion. Shareholders’ equity at December 31, 2025 was $203.6 million.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550 and our telephone number is (888) 692-2654. We maintain an Internet site at http://www.mybank.com on which we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to the foregoing as soon as reasonably practicable after these reports are electronically filed with, or furnished to, the SEC.

About the Plan

The Plan provides existing shareholders with a convenient and economical way to (a) reinvest cash dividends paid on your shares of our common stock in additional shares, which we refer to as the “Dividend Reinvestment feature”, (b) purchase additional shares of our common stock each month through optional cash investments, which we refer to as the “Stock Purchase feature”, and (c) sell the shares held in your Plan account. The Plan has various other features from which to choose to meet your investment needs, and you should carefully read this entire prospectus. The Plan is also intended to provide us with additional funds for general corporate purposes (in instances when shares are purchased directly from us under the Plan).

The shares of our common stock purchased under the Plan will be either newly issued shares or shares purchased from others in the open market or in privately negotiated transactions. If the Administrator purchases newly issued shares from us, then the price to participants will be 100% of “fair market value”, which, for purposes of the Plan, means the average of the high and low sales prices of common stock as quoted on The NASDAQ Global Select Market for the 20 trading days immediately preceding the date of purchase. If the Administrator purchases from anyone other than us, then the Administrator may combine your funds with funds of other participants and batch purchase types (i.e., group reinvested dividends together and group optional cash investment funds of each type as separate batches ), and the price for each share will be the weighted average price per share paid by the Administrator for each investment batch of which your investments are a part (excluding trading expenses, which we will pay).

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan.

If you are a shareholder of record and wish to purchase additional shares of common stock pursuant to the Stock Purchase feature of the Plan, you may make optional cash investments of at least $50 under the Stock Purchase feature of the Plan each month through automatic recurring Automated Clearing House (ACH) debit transactions or on a one-time basis through an online bank debit initiated through the Administrator’s website, www.computerhsare.com/investor or by mailing a check to the Administrator. Optional cash investments are capped at $100,000 per calendar quarter.

RISK FACTORS

An investment in shares of our common stock involves certain risks. The significant risks and uncertainties related to our common stock and to our business of which we are aware are discussed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2025, as updated from time to time by Item 1A of our future Annual Reports on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q that we file with the SEC, which discussions are incorporated by reference in this prospectus. You should carefully consider these risks and uncertainties before you decide to buy shares of our common stock. Any of these factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our common stock. If any of these risks materialize, you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also consider the other information contained in and incorporated by reference in this prospectus, including our financial statements and the related notes, before deciding to purchase shares of our common stock. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks discussed above.

DESCRIPTION OF THE PLAN

The following is a question and answer statement of the provisions of the Plan. The Plan was authorized by our Board of Directors and has been in effect since January 9, 1989. The Plan will continue until the earlier of the date that all shares registered under the Plan have been sold or the date we terminate the Plan.

Purpose

1.            What is the purpose of the Plan?

The purposes of the Plan are to (a) provide holders of our common stock with a convenient means of investing some or all of their cash dividends in shares of common stock, (b) provide holders of our common stock with a convenient means of making optional cash investments in additional shares of common stock, and (c) provide us with additional funds for general corporate purposes (in instances when shares are purchased directly from us under the Plan).

The Plan permits us, at our election, to use shares purchased in the open market or in negotiated transactions or to use our authorized but unissued shares to satisfy the Plan’s requirements. Since the Plan’s adoption, the Board of Directors has authorized a total of 1,020,141 shares of common stock for issuance under the Plan. As of the date of this prospectus, 706,464 shares remain available for purchase under the Plan.

Advantages

2.            What are the advantages of the Plan?

Under the Dividend Reinvestment feature of the Plan, participants may have some or all of the cash dividends paid on their shares of common stock automatically reinvested in additional shares of common stock. The Stock Purchase feature provides participants with the ability to make optional cash investments on a monthly basis (in a minimum amount of $50 per investment and a maximum of $100,000 per calendar quarter), whether or not they elect to reinvest dividends. Full investment of funds is possible under the Plan, whether or not there is a sufficient amount to buy a whole share, because the Plan permits fractions of shares, as well as full shares, to be credited to participants’ accounts. In addition, dividends in respect of such fractions, as well as full shares, will be credited to participants’ accounts. Participants avoid safekeeping requirements and record keeping costs for shares credited to their accounts through the free custodial service and reporting provisions of the Plan. Statements of account will be furnished to participants on a quarterly basis to provide simplified record keeping.

Administration

3.            Who administers the Plan?

Computershare Trust Company, N.A. is the Administrator of the Plan. The Administrator’s address is P.O. Box 43078, Providence, Rhode Island, 02940-3078. The Administrator keeps records, sends statements of account to participants and performs other duties relating to the Plan.

In administering the Plan, the Administrator will not be liable for any act done or any omission to act in good faith, including, without limitation, any claims of liability: (a) arising out of a failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of such death; (b) with respect to the prices at which shares of our common stock are purchased or sold, regarding the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of common stock on the open market, in negotiated transactions, or from us, or fluctuations in the market value of the common stock; or (c) regarding any matters relating to the operation or management of the Plan. The Administrator may not create a lien on any funds, securities or other property held under the Plan.

Neither we nor the Administrator can assure that a participant will realize any profit in connection with shares of common stock purchased pursuant to the Plan or protect a participant against a loss in connection with the shares purchased for the participant under the Plan in accordance with the participant’s instructions. It is up to each participant to make a decision regarding the sale of any shares owned by the participant, including shares credited to the participant’s Plan account.

Participation – Dividend Reinvestment Feature

4.            Who is eligible to participate in the Plan?

All holders of record of shares of common stock are eligible to participate in the Plan. To be eligible to participate in the Plan, beneficial owners of shares of common stock whose shares are registered in names other than their own (for instance, in the name of a broker) must become shareholders of record by having such shares transferred into their own names or make arrangements with their broker, bank or other nominee to participate on their behalf.

A shareholder will not be eligible to participate in the Plan if he or she resides in a jurisdiction in which it is unlawful for us to permit participation. A shareholder’s right to participate in the Plan is not transferable apart from a transfer of his or her shares of common stock to another person.

5.            How does a shareholder participate?

A shareholder of record may enroll in the Plan at any time through the Administrator’s website at www.computershare.com/investor or by completing an enrollment form and returning it to the Administrator. Enrollment forms may be obtained directly from the Administrator. See Question No. 35 for information regarding how to contact the Administrator. A shareholder who does not wish to participate in the Plan will continue to receive dividends, as declared, by check or Automatic Clearing House (ACH) without any further action on the part of the participant.

6.            When will participation in the dividend reinvestment feature of the Plan begin?

Cash dividends, when declared, are generally paid on the first business day of February, May, August, and November (each, a “Dividend Payment Date”) to shareholders of record on the record date for each dividend. If the Administrator receives enrollment instructions from a shareholder who is entitled to a dividend by the record date for that dividend, then the Plan will go into effect for the shareholder with that dividend payment (and subsequent dividend payments). If the Administrator receives those instructions after the record date for that dividend, then the dividend payable with respect to that record date will be paid to the shareholder in cash and the shareholder’s participation in the Plan will begin with the next Dividend Payment Date. See Question Nos. 8 through 11 for information concerning the making of optional cash investments and the timing of optional cash investments.

The Plan does not represent a change in our dividend policy, nor does it represent a guarantee of future dividends, which are subject to the discretion of our Board of Directors. The declaration of future dividends will depend upon a number of factors, including our future earnings, our capital requirements, regulatory constraints, and our financial condition as well as that of First United Bank & Trust and our other subsidiaries.

7.            What does the enrollment form provide?

The Administrator’s enrollment form, whether submitted through its website or in paper form, allows each shareholder of record to elect whether he or she will participate in the Plan with respect to all of his, her or its shares of common stock (full dividend reinvestment) or only a portion of his or her shares of common stock (partial dividend reinvestment).

The Administrator will use cash dividends paid on the shares that a participant has elected to enroll in the Plan to purchase additional shares of common stock. Cash dividends on shares of common stock credited to a participant’s account under the Plan are always automatically reinvested regardless of which investment option is selected.

Optional Cash Investments – Stock Purchase Feature

8.            Who is eligible to make optional cash investments?

Participants who have enrolled in the Plan are eligible to make optional cash investments regardless of whether they have authorized the reinvestment of dividends.

9.            How does a participant make optional cash investments?

A Plan participant may make optional cash investments each month. Optional cash investments may be made on a one-time basis by check or through the Administrator’s website or on an automatic recurring basis through ACH debit authorizations.

For one-time optional cash investments by check, you should forward a check to the Administrator with the optional cash investment form that will be attached to each statement of your Plan account. Checks should be made payable to "Computershare”, include your account number, and be made payable in U.S. dollars. If you are not in the U.S., then contact your financial institution to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, the Administrator is unable to accept checks clearing through non-U.S. financial institutions. All checks should be sent to the Administrator, at the address provided in Question 35. The Administrator will not accept cash, money orders, traveler's checks or third-party checks.

For one-time optional cash investments through the Administrator’s website, you should visit www.computershare.com/investor and authorize a one-time ACH debit transaction from an account at a U.S. financial institution. The Administrator will debit funds from your account promptly after it receives your authorization and will hold those funds until the next investment date, which will generally be the 15th calendar day of each month, or the next trading day if the 15th calendar day of the month is not a trading day. To be effective for a particular month, your authorization must be submitted at least three business days prior to the investment date for that month. The online confirmation of your authorization will contain the account debit date and the investment date.

Automatic recurring monthly optional cash investments (“Recurring Monthly Investments”) can be effected by the Administrator through ACH debit transactions. To initiate Recurring Monthly Investments, you must complete and sign an authorization form for automatic deductions and return it to the Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. You may also initiate Recurring Monthly Investments by enrolling online at www.computershare.com/investor. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once Recurring Monthly Investments are initiated, funds will be drawn from your designated bank account on the 10th calendar day of each month or the next business day if the 10th calendar day is not a business day. You may change the amount of your Recurring Monthly Investment by completing and submitting to the Administrator a new authorization form for Recurring Monthly Investments or online at www.computershare.com/investor. If you close or change a bank account, you must complete a new authorization form for Recurring Monthly Investments and submit it to the Administrator or update your bank information online at www.computershare.com/investor. To be effective with respect to a particular investment date, the Administrator must receive the updated information at least seven calendar days preceding such investment date (the “Recurring Monthly Investment Deadline”). You may discontinue automatic deductions by notifying the Administrator online or in writing (see Question No. 35).

The Administrator will wait up to three business days after receipt of the check or electronic funds transfer to ensure that it receives good funds and will then seek to purchase shares using optional cash investments promptly on the investment date.

In the event that a participant’s optional cash investment is not effected for any reason, the Administrator will consider the participant’s optional cash investment request to be null and void. If any shares were purchased for the participant’s Plan account upon the prior credit of such funds, then the Administrator will immediately remove those shares from the participant’s Plan account and the Administrator will be entitled to sell such shares to satisfy any uncollected optional investment amount. If a participant’s optional cash investment is not effected because the participant’s check is returned for insufficient funds or the participant’s ACH debit authorization is rejected for insufficient funds, then the participant will be obligated to pay to the Administrator a non-sufficient funds fee (currently $35), which the Administrator may satisfy using the proceeds from the sale of any shares that were purchased for the participant’s Plan account. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, then the Administrator will be entitled to sell such additional shares from the participant’s Plan account as may be necessary to satisfy the uncollected balance.

No interest will be paid by the Administrator on any optional cash investments held by the Administrator.

10.          What are the limitations on making optional cash investments?

The ability to make optional cash investments is available to each participant at any time; however, optional cash investments by a participant may not be less than $50 per investment nor more than $100,000 in the aggregate per calendar quarter.

11.          What happens to dividends if a participant enrolls in only the Stock Purchase feature of the Plan?

If a participant chooses to participate only in the Stock Purchase feature of the Plan, we will pay cash dividends, if declared, on shares registered in the participant’s name in the usual manner and the Administrator will apply any optional cash investments received from the participant to the purchase of additional shares of common stock for the participant’s account under the Plan. Shares of common stock purchased with optional cash investments and credited to the account of the participant will automatically be enrolled in the Dividend Reinvestment feature of the Plan. Accordingly, cash dividends paid on such shares will be reinvested in additional shares of common stock.

Purchases

12.          How many shares of common stock will be purchased by participants?

The number of shares that will be purchased by each participant depends on the aggregate amount of the participant’s dividends to be reinvested, taking into account dividends on shares credited to the participant’s account under the Plan, the amount of the participant’s optional cash investments, and the applicable purchase price of the shares of common stock (see Question No. 13). A participant’s account will be credited with that number of shares, including fractional shares computed to six decimal places, equal to the total amount to be invested divided by the applicable per share purchase price.

We reserve the right to limit the maximum number of shares that we sell to participants with respect to any Dividend Payment Date under the Dividend Reinvestment feature to the number of shares that would have been sold if all dividends paid on that date were reinvested under the Plan. If, with respect to any Dividend Payment Date, we exercise such right and as a result there are insufficient shares available after investment of participants’ dividends to permit investment of all optional cash investments received, shares available for optional cash investments will be allocated among all participants making optional cash investments in proportion to the amounts of their optional cash investments. The Administrator will refund any payments by participants that are not invested due to this limitation.

13.          When and at what price will shares of common stock be purchased under the Plan?

Shares of common stock will be purchased with reinvested dividends under the Plan at such times as the Administrator may determine, as promptly as reasonably practicable after each Dividend Payment Date, and in no event later than 30 days after such Dividend Payment Date. No interest will be paid on funds held by the Administrator under the Plan. In the case of all optional cash investments, the Administrator will purchase shares of common stock on the 15th calendar day of the month or, if such day is not a trading day, on the next trading day (as discussed in Question No. 9 above, your investment funds will generally be drawn from your designated bank account on the 10th calendar day of that month). If the Administrator buys any shares in the open market or in privately negotiated transactions, it will not allocate any shares to participants’ accounts until it has acquired sufficient shares from us and/or others to cover the optional cash investments for all participants.

We, in our sole discretion, will decide whether shares will be purchased in the open market, in privately negotiated transactions, or directly from us. As of the date of this prospectus, we anticipate funding participants’ purchases primarily with newly issued shares, although there can be no assurance that this will actually be the case.

The price at which newly issued shares will be purchased under the Plan will be 100% of “fair market value”. For purposes of the Plan, the “fair market value” of a share of common stock will be the average of the high and low sales prices of common stock as quoted on The NASDAQ Stock Market for the 20 trading days immediately preceding the date of purchase. In no event, however, will the fair market value of a share be less than its par value at the time of sale. Currently, the par value of our common stock is $.01 per share. Notwithstanding the foregoing, we reserve the right to reduce the price at which shares will be purchased, and to change the manner in which such price is calculated, at any time. If we change the purchase price, we will file an amendment or prospectus supplement to this prospectus which will describe the new purchase price.

For shares purchased on the open market or in privately-negotiated transactions, the Administrator may combine your funds with funds of other Plan participants and will generally batch purchase types (i.e., group reinvested dividends together and group each optional cash investment fund type separately ) for separate execution by its broker, but the Administrator may determine to combine these batches for execution. The Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and the current trading volume in shares, the Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of common stock purchased for each Plan participant’s account for a particular investment date, whether purchased with reinvested cash dividends or with optional cash payments, will be the weighted average price of the specific batch for shares purchased by the Administrator’s broker for that investment date. Neither we nor any participant will have any authority or power to direct the date, time, or price at which shares may be purchased or the selection of a broker or dealer through or from whom purchases are to be made. With respect to open market purchases, subject to a three business day hold, the Administrator will make every reasonable effort to reinvest all optional cash investments for a given month on the 15th calendar day of that month, or on the next trading day if the 15th calendar day is not a trading day, and in no event later than 35 calendar days after it receives the optional cash investment funds, except where such investments are restricted by any applicable state or federal securities laws. We will pay all applicable dealer mark-ups, brokerage commissions and/or other expenses charged by the brokers or dealers through whom the shares are purchased.

The Administrator may in its discretion commingle the funds represented by dividends to be reinvested and participants’ optional cash investments for the purpose of forwarding purchase orders, and it may offset purchase and sale orders for the same investment date.

The Administrator will hold the shares purchased under the Plan in each participant’s name, or, if a broker or other nominee is participating on behalf of a beneficial owner, in the broker’s name or other nominee’s name, but the Administrator will have no responsibility for the value of such shares after their purchase.

Our common stock is not-heavily-traded. Thus, depending on the number of shares involved, purchases in the open market to satisfy the requirements of the Plan may have a significant effect on prevailing market prices, which could result in the payment of higher prices for shares than would be the case if the Plan was not in effect. Additionally, because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond the control of participants, participants may lose any advantage otherwise available from being able to select the timing of their investments. For example, because the price charged to participants for shares purchased in the open market or in negotiated transactions will be the weighted average price at which the shares are actually purchased for a particular investment date, participants may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

Our common stock is currently listed on The NASDAQ Global Select Market under the symbol “FUNC”.

14.          May a participant purchase shares through the Plan but have dividends on those shares sent directly to him or her?

No.  The purpose of the Plan is to provide participants with a convenient method of purchasing shares of common stock and having the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of common stock.

Costs

15.          Are any fees or expenses charged to participants in connection with participation in the Plan?

Participants will not pay any service charges in connection with the Plan, as we will pay the expenses of administering the Plan and any dealer mark-ups, brokerage commissions and other expenses charged in connection with the purchase of shares of common stock with reinvested dividends or optional cash investments. However, participants who sell their shares through the Plan will pay standard dealer mark-ups, brokerage commissions and other expenses charged in connection with such sales (see Question No. 27).

Reports to Participants

16.          How will participants be advised of the purchase of shares of common stock?

As soon as practicable after each Dividend Payment Date, each participant will receive a statement of account showing all account activity that has occurred since the prior Dividend Payment Date, including information a description of each transaction, information as to dividends credited to the participant’s Plan account, optional cash investment funds received from the participant, amounts invested for the participant, the participant’s costs of purchases, the number of shares purchased for the participant (including fractional shares), and the total number of shares held for the participant. These statements will also provide a record of specific cost basis information in accordance with applicable law. These statements are the participant’s continuing record of the cost of purchases and should be retained for tax purposes. Participants also will receive copies of the same communications sent to all other shareholders, including the quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.

Dividends

17.          Will participants be credited with dividends on shares held in their account under the Plan?

Yes. We pay dividends, as declared, to the record holders of all shares of our common stock. As the record holder of shares purchased under the Plan for participants, the Administrator will receive dividends for all Plan shares held on the record date. The Administrator will credit such dividends to participants’ accounts in the Plan on the basis of full and fractional shares held in their respective accounts and will reinvest such dividends in additional shares.

Certificates for Shares

18.          Will stock certificates be issued for shares of common stock purchased?

Generally, certificates for shares of common stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant’s statement of account. This additional service protects against loss, theft or destruction of stock certificates.

At the request of a participant, subject to any provision of our Bylaws (as amended and/or restated from time to time) that permits us to institute a system of issuing uncertificated shares, certificates for any number of shares, up to the total number of full shares credited to an account under the Plan, will be issued to the participant. Please see Question No. 33 for information on contacting the Administrator. Any remaining full shares and all fractional shares will continue to be held in the participant’s account.

Shares held in or credited to the account of a participant under the Plan may not be pledged unless and until the participant requests that a certificate for such shares be issued in his or her name.

Certificates for fractional shares will not be issued.

19.          In whose name will accounts be maintained and certificates registered when issued?

An account will be maintained in each participant’s name as shown on our shareholder records at the time the participant joins the Plan. When issued, certificates for full shares will be registered in the name of the person or entity who holds the account.

Upon written request, certificates also can be registered and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request bears the signatures of the participant and the signature is guaranteed by a financial institution, broker or dealer that is a member of the Securities Transfer Agent Medallion Program.

Changing Method of Participation and Withdrawal

20.           How does a participant change his or her method of participation?

A participant may change his or her method of participation in the Dividend Reinvestment feature of the Plan at any time through the Administrator’s website at www.computershare.com/investor or by completing a new enrollment form and returning it to the Administrator. See Question No. 35 for information regarding how to contact the Administrator. The change will apply as of the next Dividend Payment Date after the Administrator receives the new instructions.

As discussed in Question No. 11 above, you may change the amount of your Recurring Monthly Investment and/or update your bank account information by completing and submitting to the Administrator a new authorization form for Recurring Monthly Investments or online at www.computershare.com/investor. To be effective with respect to a particular investment date, the Administrator must receive the updated information at least seven calendar days preceding such investment date.

You may discontinue Recurring Monthly Investments by notifying the Administrator online or in writing (see Question No. 35). If the Administrator receives your notification prior to the day of the month on which your funds would normally be debited for the next Recurring Monthly Investment (generally, the 10th calendar day of that month), then your notification will be effective starting with that month. Otherwise, your notification will be effective starting with the next month.

21.           May a participant withdraw from the Plan?

Yes. The Plan is entirely voluntary and a participant may withdraw at any time.

If you are participating in the Dividend Reinvestment feature of the Plan and your withdrawal request is received close in time to the record date for an upcoming dividend such that the Administrator might have difficulty honoring your request for that dividend, then the Administrator, in its sole discretion, may either distribute your dividends in cash or reinvest them in shares on your behalf. In the event that your dividends are reinvested in shares, the Administrator will process the withdrawal request as soon as practicable, but in no event later than five business days after the investment is complete.

A shareholder may re-enroll in the Plan at any time.

22.          How does a participant withdraw from the Plan?

To withdraw from the Plan, a participant must notify the Administrator that he or she wishes to withdraw. Please see Question No. 35 for information on contacting the Administrator. Upon a participant’s withdrawal from the Plan or the termination of the Plan by us, a certificate for full shares credited to the participant’s account under the Plan will be issued and a cash payment will be made for any fractional shares less any applicable fees.

23.          What happens to fractional shares registered in the participant’s Plan account when he or she withdraws from the Plan?

When a participant withdraws from the Plan, a cash adjustment representing any fractional shares less any applicable fees will be mailed directly to the participant. The cash adjustment will be based on the closing sales price of the common stock as quoted on The NASDAQ Global Select Market (or such other exchange as the common stock is then listed) for the trading day immediately preceding the date on which the withdrawal request is received by the Administrator.

Federal Income Tax Consequences

24.          What are the federal income tax consequences of participation in the Plan?

A participant will be treated for Federal income tax purposes as having received on each Dividend Payment Date the full amount of the cash dividend, if any, payable on that date with respect to shares of common stock owned by the participant, including shares registered in the participant’s name and shares held for the participant’s Plan account, even though that amount is not actually received by the participant in cash but is instead applied to the purchase of new shares for the participant’s account.

As stated in Question No. 15, we will pay all trading expenses when shares are purchased from others in the open market or in privately-negotiated transactions (whether pursuant to the Dividend Reinvestment Feature or the Stock Purchase Feature). All trading expenses paid on a participant’s behalf will be deemed to be a distribution by us to that participant and will be taxable as a dividend.

A participant will not recognize any taxable income when certificates are issued to the participant for shares credited to the participant’s Plan account, regardless of whether the certificates are issued upon the participant’s request or withdrawal from the Plan, or upon termination of the Plan.

Information returns will be sent to each participant and to the Internal Revenue Service during each year. These returns will show the amount of dividends paid to a participant’s Plan account (i.e., Form 1099-DIV), as well as any proceeds that a participant receives from sales of shares from his or her Plan account (i.e., Form 1099-B).

25.           When and how will gains and losses on shares be determined?

A participant will realize a gain or loss whenever he or she sells shares purchased under the Plan. The amount of gain or loss will be the difference between the amount the participant receives for his or her shares in that sale and his or her cost basis for those shares. The cost basis of a share acquired directly from us will equal its “fair market value”, as defined for Federal income tax purposes, on the date we pay the dividend or the date the Administrator buys shares with optional cash payments, as applicable. The cost basis of a share purchased in the open market or in a privately negotiated transaction will equal its purchase price plus any trading expenses that we pay on behalf of the participant.

In the case of foreign shareholders whose dividends are subject to United States income tax withholding, or domestic shareholders whose dividends are subject to United States backup withholding, the Administrator will, to the extent permitted by law, invest in shares of common stock an amount equal to the dividends less the amount of tax required to be withheld in each case. The regular statements of account confirming purchases made for such participants will indicate the amount of tax withheld.

26.           When does the holding period begin for purposes of determining gain or loss?

When the Administrator buys shares of common stock only from us, then the holding period for the shares will begin on the day after the Dividend Payment Date for shares purchased with reinvested dividends, and on the day after the Administrator buys shares with optional cash investments.

When the Administrator buys any shares from others, either in the open market or in privately negotiated transactions, then the holding period for those shares will begin on the day after the Administrator allocates shares to the participants’ Plan accounts.

THE ANSWERS TO QUESTIONS NOS. 24 THROUGH 26 ARE ONLY SUMMARIES AND ARE BASED ON OUR UNDERSTANDING OF CURRENT FEDERAL INCOME TAX LAWS. THESE SUMMARIES DO NOT PURPORT TO ADDRESS THE PARTICULAR CIRCUMSTANCES OF INDIVIDUAL PARTICIPANTS. MOREOVER, THEY DO NOT INCLUDE A DISCUSSION OF STATE OR LOCAL INCOME TAX LAW CONSEQUENCES OF PARTICIPATING IN THE PLAN. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND/OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM.

Other Information

27.          Can Plan shares be sold through the Plan?

Yes. Participants may sell some or all of the shares of common stock credited to their Plan accounts at any time by contacting the Administrator and requesting that certain shares be sold (see Question No. 35 for information on contacting the Administrator). The Administrator will record sales orders on the date of receipt. Sales orders are submitted on each market day, assuming that there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. For a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Administrator’s broker for the aggregate order placed by the Administrator and executed by the broker, less applicable fees. Current fees, which are subject to change, are a service charge of $15.00 and processing fees of $0.12 per share sold.

All per share processing fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee. Proceeds from each sale of shares through the Plan will be remitted to you less applicable fees and any applicable taxes. Proceeds are normally distributed one business day after a Participant’s sale transaction has settled. You should note that the Plan Administrator cannot stop or cancel any outstanding sale or request for the issuance of shares. All requests are final. The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, the Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests.

Alternatively, a participant may sell his or her shares through a broker of the participant’s choice, in which case the participant must first request a certificate for those shares from the Administrator (see Question No. 18 for instructions on how to obtain a certificate).

28.          What if a participant sells or otherwise disposes of all of his or her shares not held in the Plan?

The disposition by a participant of all shares of common stock registered in his or her name that are not credited to the participant’s account under the Plan will have no effect on the shares credited to the participant’s Plan account, and, unless otherwise instructed by the participant, the Administrator will continue to reinvest the dividends on the shares credited to that account.

29.          If additional shares of common stock are sold through a rights offering, how will the rights of the Plan be handled?

If we engage in a rights offering, then a participant will receive rights based upon shares held of record in his or her name and upon whole shares credited to his or her account under the Plan. Rights issued in respect of shares credited to an account will be issued to the participant in his or her name.

30.          What happens if a stock dividend is issued or a stock split is declared on shares of common stock?

Any shares issued by us as a stock dividend or in a stock split on shares of common stock credited to the account of a participant under the Plan will be added to the participant’s account. Any shares issued by us as a stock dividend or in a stock split on shares of common stock held directly by a participant will be mailed to the participant in the same manner as to shareholders who are not participating in the Plan.

31.          How will a participant’s shares credited to the Plan be voted at meetings of shareholders?

Prior to a meeting of shareholders, each participant will be provided with an instruction form that can be used by the participant to direct the vote of shares of common stock held in the participant’s Plan account. If the form is completed and returned as provided in the form, all shares held in that participant’s Plan account will be voted in accordance with the participant’s instructions. If the participant desires to vote in person at the meeting, a proxy for shares credited to the participant’s Plan account may be obtained upon written request received by the Administrator at least 15 days before the meeting.

If no instructions are received on a properly executed returned proxy card or returned instruction form with respect to any item thereon, all of a participant’s shares (both those registered in the participant’s name, if any, and those credited to the participant’s Plan account) will be voted (in the same manner as for non-participating shareholders who return proxies and do not provide instructions) in accordance with management’s recommendations. If the proxy card or instruction form is not returned, or if it is returned unsigned, none of the participant’s shares will be voted unless the participant votes in person.

32.          May the Plan be changed or discontinued?

We reserve the right to make modifications to the Plan, including to change the price at which newly issued shares will be purchased from us under the Plan, and to suspend or terminate the Plan at any time. Any such modification, suspension or termination will be announced to participants and to nonparticipating shareholders.

33.          Who interprets and regulates the Plan?

We have the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan.

34.          Can First United Corporation temporarily curtail or suspend purchases or sales of common stock under the Plan?

Yes. We may temporary curtail or suspend purchases or sales of common stock at any time if such purchases or sales would in the Administrator’s judgment contravene, or be restricted by, applicable regulations, interpretations or orders of the SEC, any other governmental commission, agency or instrumentality, any court, securities exchange or other self-regulatory organization. The Administrator shall not be accountable, or otherwise liable, for failure to make purchases of sales at such times and under such circumstances.

35.           How can I contact the Administrator regarding questions and other matters?

Questions regarding enrollment, purchase or sale of shares of common stock, and other transactions or services offered pursuant to the Plan should be directed to the Administrator:

- Through the Internet

You can obtain information and take certain other actions regarding your account by visiting www.computershare.com/investor.

- By Telephone

You may direct your questions and sale requests to shareowner customer service at its toll-free number (within the United States and Canada) at 1-866-298-7858. Please have your account number and the name(s) in which your shares are titled available for the customer service representative.

- In Writing

You may also send questions and sale requests to the Administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 43078

Providence, Rhode Island 02940-3078.

Be sure to include your name, address, daytime phone number, the name(s) in which your shares are titled and a reference to First United Corporation on all correspondence.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases shares of our common stock in market transactions, the shares of common stock acquired under the Plan will be newly issued shares sold directly by us through the Plan. As stated elsewhere in this Plan, you will not pay any brokerage fees or commissions for securities purchased on the open market or otherwise under the Plan. Instead, we will pay these fees to the Administrator. Certain fees apply to participants in the Plan, which are set forth in Question No. 17 above.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Our common stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

USE OF PROCEEDS

To the extent that we sell newly issued shares under the Plan, and not shares purchased from others, we will receive the proceeds. We do not know the number of shares that we will ultimately sell under the Plan, the prices at which we will sell them, or the amount of the proceeds that we will receive.

We intend to add any proceeds that we receive to our general funds to be used for our general corporate purposes. Such purposes may include:

•	Our working capital needs;

•	Possible additional investments in our direct and indirect subsidiaries;

•	Possible acquisitions of other financial institutions or their assets;

•	Possible acquisitions of, or investments in, other businesses of a type eligible for bank holding companies or Maryland-chartered commercial banks;

•	Possible reduction in outstanding indebtedness; and/or

•	Possible repurchase of our outstanding securities, including, without limitation, the outstanding shares of our common stock and/or preferred stock.

We may temporarily invest the proceeds in investment-grade securities. We have no specific plans for any proceeds. Our principle purpose in making the offering is to provide our shareholders with a convenient and automatic way to increase their ownership of our common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus relates to shares of our common stock. Our common stock is registered pursuant to Section 12 of the Exchange Act. Our common stock is described in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, which we have incorporated in this prospectus by reference (see the section of this prospectus below entitled “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE”). You are urged to review our charter, our Amended and Restated Bylaws, as amended to date, which we refer to as our “Bylaws”, and applicable Maryland law, including the Maryland General Corporation Law, for information about the contractual and other rights and limitations in respect of our common stock. The documents that constitute our charter and Bylaws are filed with the registration statement that contains this prospectus as Exhibit 3.1(i) through Exhibit 4.1, all of which are also available from us upon request.

EXPERTS

The consolidated financial statements of First United Corporation as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, incorporated by reference into this prospectus, have been incorporated herein in reliance on the report of Crowe LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon for us by Gordon Feinblatt LLC, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC covering the shares of common stock that may be sold under this prospectus. This prospectus is only a part of that registration statement and does not contain all the information in the registration statement. Because this prospectus may not contain all the information that you may find important, and because references to our contracts and other documents made in this prospectus are only summaries of those contracts and other documents, you should review the full text of the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement. We have included copies of these contracts and other documents as exhibits to the registration statement that contains this prospectus.

We are subject to the information requirements of the Exchange Act, which means we are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C., located at 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov and from our Internet site at http://www.mybank.com. However, information found on, or otherwise accessible through, these Internet sites is not incorporated into, and does not constitute a part of, this prospectus or any other document we file or furnish to the SEC. You should not rely on any of this information in deciding whether to purchase the securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement that we filed with the SEC. The SEC allows us to “incorporate by reference” in this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents filed by us with the SEC pursuant to the Exchange Act are incorporated herein by reference (except to the extent any information contained in such documents is “furnished” to the SEC):

(i)            Annual Report on Form 10-K for the year ended December 31, 2025 filed on March 10, 2026 (which incorporates certain information therein by reference to our definitive proxy statement on Schedule 14A for the 2026 Annual Meeting of Shareholders, filed on March 25, 2026);

(ii)           Current Reports on Form 8-K filed on January 16, 2026, January 27, 2026, February 2, 2026, March 6, 2026, March 11, 2026, and March 12, 2026; and

(iii)          Description of our common stock that appears in our Registration Statement on Form 8-A filed on February 19, 1986, as amended by Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, or in any subsequent registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus. In no event, however, will any of the information that we “furnish” to the SEC from time to time in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will promptly provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the reports or documents that have been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: First United Corporation, Corporate Secretary, 19 South Second Street, Oakland, Maryland 21550. Telephone requests should be directed to the Corporate Secretary at (888) 692-2654. You also may access the documents that have been incorporated by reference into this prospectus on our website, www.mybank.com, under the heading “SEC Filings” found under the “Investor Relations” tab, or at: https://investors.mybank.com/corporate-overview/corporate-profile/default.aspx.

NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST UNITED CORPORATION SINCE THE DATE HEREOF. NO DEALER, BROKER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST UNITED CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.

PROSPECTUS

April 15, 2026

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN